EXHIBIT 10.108

[**] = information redacted pursuant to a confidential treatment request. Such omitted information has been filed separately with the Securities and Exchange Commission.

MICROSOFT/SUN ALLIANCE

TECHNICAL COLLABORATION AGREEMENT

This Technical Collaboration Agreement (the “Agreement”) is entered into between Microsoft Corporation, a Washington corporation, with offices at One Microsoft Way, Redmond, WA 98052-6399 (“Microsoft”), and Sun Microsystems, Inc., a corporation organized and existing under the laws of the State of Delaware, Sun Microsystems International B.V. a corporation organized under the laws of The Netherlands, and Sun Microsystems Technology Ltd., a corporation organized and existing under the laws of Bermuda (“Sun”), effective as of the date it has been signed on behalf of both Parties (the “Effective Date”). Sun and Microsoft are each sometimes referred to individually as a “Party,” and collectively as the “Parties.”

In consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. CERTAIN DEFINITIONS

Other capitalized terms used in this Agreement are defined in Exhibit A or elsewhere in this Agreement.

“Licensed Protocols” means the Microsoft Licensed Protocols or Sun Licensed Protocols, individually or collectively as the context may require. Licensed Protocols will continue to be Licensed Protocols under this Agreement whether or not they are included in subsequent versions of the Licensor’s products. Successor versions of Microsoft Licensed Protocols or Sun Licensed Protocols during the Term will continue to be included as Licensed Protocols under this Agreement whether included in the same or different products of Microsoft or Sun, respectively.

“Microsoft Licensed Protocols” means the Communications Protocol(s) implemented in (a) a Windows Server OS Product that are used to interoperate Natively with: (i) a Windows Server OS Product running on another computer, and/or (ii) a Windows Client OS Product running on another computer during the Delivery Term of this Agreement, and/or (b) Microsoft Office Outlook 2003 (or successors) that are used to interoperate Natively with Microsoft . Exchange Server 2003 (or successors).

“Sun Licensed Protocols” means the Communications Protocol(s) implemented in any Sun Server OS Product, and are used to interoperate Natively with (i) a Sun Server OS Product running on another computer, and/ or (ii) a Sun Client OS Product running on another computer, during the Delivery Term of this Agreement,

“Protocol Documentation” means the technical documentation for the Microsoft Licensed Protocols or Sun Licensed Protocols, including updates and corrections per Sections 3.1(c), provided under this Agreement, individually or collectively as the context may require.

2. LICENSES

2.1 License Grants. Each Party hereby grants to the other Party (each, a “Licensee”) the following worldwide, perpetual (subject to termination as provided in Section 9), non-transferable, non-exclusive, personal license under the granting Party’s (each, a “Licensor”) Licensed Intellectual Property, subject to all provisions of this Agreement and conditioned on the Licensee’s compliance with Section 2.3, to:

(i) develop, use, modify, copy, create derivative works of and make Authorized Implementations in accordance with the Licensor’s Protocol Documentation;

(ii) Distribute Authorized Implementations in object code form as follows:

(A) to End Users, directly or indirectly through Channel Entities, including through multiple tiers under a EULA consistent with the scope and terms of this Agreement.,

(B) to Channel Entities, directly or indirectly through other Channel Entities, for Distribution to End Users per 2.1(ii)(A), and under a Channel Agreement consistent with the scope and terms of this Agreement. , and

(C) for Internal Deployment; and

(iii) Distribute copies of, and grant an Authorized OEM Sublicense to, the source code of Authorized Implementations to Authorized Entities, as follows: Licensee may disclose the source code of any Authorized Implementation to Authorized Entities only as part of a disclosure to such Authorized Entities by such Licensee of all or a substantial majority the source code of the applicable product implementing the Authorized Implementation, (and, if such product operates in conjunction with another Licensee product and does not include substantial functionality other than the implementation of Licensed Protocols, a substantial majority of the source code of such other Licensee product), and only under the terms of a written agreement including an obligation of confidentiality with such Authorized Entity that (A) is no less protective of Licensee’s rights in such disclosed Authorized Implementation than in any other source code that Licensee discloses only under obligations of confidentiality, and that complies with the provisions of Section 6.5(c), (B) does not grant any broader rights with respect to the Authorized Implementation than with respect to the other parts of the applicable Authorized Implementation, and (C) does not permit such Authorized Entity to distribute or, except as provided in Section 6.5(c), disclose or sublicense such source code.

2.2 License Clarifications. The licenses granted by Licensor in this Agreement do not include (i) except as provided in Sections 3.1 and 6, any right to modify, reproduce or Distribute the Protocol Documentation. The licenses granted by Licensor in this Agreement do not include any right to extend or change any of the packet types or content types described in the Protocol Documentation or (ii) any use of the Licensed Protocol Documentation or the Licensed Intellectual Property to implement the Licensed Protocols in any software other than an Authorized Implementation. Information contained in or derived from the Protocol Documentation may not be Distributed in any manner other than as part of an Authorized Implementation.

2.3 Condition. The licenses granted in Section 2.1 do not include any license, right, power or authority to, and Licensee will not, subject Authorized Implementations in whole or in part to any of the terms of any license that requires terms or conditions that are contrary to the scope of this Agreement or Licensee’s obligations under this Agreement. For example, the licenses granted in Section 2.1 do not include any license, right, power or authority to subject Authorized Implementations or derivative works thereof in whole or in part to any of the terms of any other license that requires such Authorized Implementations or derivative works thereof to be disclosed or distributed in source code form. Subject to the foregoing, and as long as the Authorized Implementation(s) are developed and Distributed in a manner that complies with this Agreement, nothing in this Agreement prevents Licensee from developing and/or Distributing Authorized Implementation(s) for use on any Server Software platform or operating system.

2.4 Reservation of Rights. All rights not expressly granted in this Agreement are reserved by Licensor. No additional rights are granted by implication or estoppel or otherwise. Licensee will not exercise any rights to the Licensed Protocol Documentation or Licensed Protocols or under the Licensed Intellectual Property outside the scope of the express license in Section 2.1.

2.5 Compatibility. A Licensee will not implement extensions or modifications to the Licensed Protocols of a Licensor in such a way as to break compatibility with the Server Software of the Licensee.

3. TECHNICAL COLLABORATION

3.1 Documentation.

(a) Delivery. Each Party will make Protocol Documentation of its Licensed Protocols available to the other Party as provided by this Section 3.1 within a reasonable period from the Effective Date and via a reasonable method, as determined by the Disclosing Party from time to time in its discretion. Delivery of Protocol Documentation, by way of example, via “smart card” access or documents protected by digital rights management mechanisms to employees of the other Party will constitute a reasonable method of delivery.

(b) Format. Protocol Documentation will contain sufficient information for reasonably skilled software engineers with sufficient resources and time to be able to implement the Licensed Protocols described therein in Server Software. Neither Party will be required (but has the option, with the agreement of the other Party) to provide as part or all of its obligation to make available Protocol Documentation under this Agreement (1) any files or other data that may be communicated using a Licensed Protocol, except to the extent such files or data are required to make effective use of the Protocol Documentation in creating Server Software, or themselves constitute a Communications Protocol used by the Authorized Implementation, or (2) source code of any of a Party’s products or other implementations of its Licensed Protocols.

(c) General Schedule for Documentation Availability. Each Party may request Protocol Documentation for particular Licensed Protocols. Such requests will be made in writing through the Program Management Contacts and will provide a reasonable description of the Protocol and any Protocol Documentation sought. Each Disclosing Party will use commercially reasonable good faith efforts to provide the other Party with any requested Protocol Documentation that such Disclosing Party has created and possesses as of the date of a request from the other Party, within 30 days of such request. If the requesting Party requests Protocol Documentation that has not been created or possessed by the Disclosing Party as of the date of the other Party’s request, the Disclosing Party will make commercially reasonable good faith efforts to provide such Protocol Documentation to the other Party within a reasonable time within three months of such request.

(d) Limitations. Nothing in this Agreement requires either Party to continue to implement any Licensed Protocol in any future product.

3.2 Support.

(a) Engineering Support. Each Party will appoint a Technical Account Manager to provide reasonable technical assistance and support regarding Licensor’s Protocol Documentation and the Licensor’s products. On reasonable request, Licensor will make the Technical Account Manager available on-site at Licensee’s facilities in the U.S. The assistance to be provided by Licensor’s Technical Account Manager may include guidance to other available information relating to Licensed Protocols and Licensor’s products; information from or limited portions of the source code for Licensor’s products for purposes of debugging and verifying the actual operation of Licensed Protocols; etc. Any disagreement between the Parties regarding the scope of assistance provided or to be provided by the other Party’s Technical Account Manager will be resolved in accordance with the governance rules set forth in Section 4. Any such additional information and assistance concerning the behavior, meaning or interdependencies of a Licensor’s products, protocol implementations or source code shall be provided for reference only and the Licensee does not obtain any license rights as a result of the disclosure under this provision.

(b) Documentation Support. If, during the Term and after consultation with the other Party’s Technical Account Manager, (a) the Receiving Party has requested from the Disclosing Party Protocol Documentation for Licensed Protocols of the Disclosing Party involved in particular Server Products, but believes the Disclosing Party has not provided the Protocol Documentation for each of those Licensed Protocols, or (b) the Receiving Party has requested Protocol Documentation for a particular Licensed Protocol of the Disclosing Party, but believes the Protocol Documentation provided by the Disclosing Party for that Licensed Protocol is inaccurate or incomplete, in each instance it will notify the Disclosing Party in writing, including a reasonably detailed identification of the purported omission or inaccuracy and the nature of the correction the Receiving Party believes is needed. The Disclosing Party will, within 15 days of its receipt of such notice, advise the Receiving Party in writing whether or not it agrees that the relevant Protocol Documentation has not been provided, or that it is inaccurate or incomplete (as the case may be). If the Disclosing Party agrees, its written notice will state (i) its plans to address the omission or inaccuracy, including whether such documentation already exists or needs to be created or acquired and the expected timeframe for delivery of the Protocol Documentation in question. If the Disclosing Party does not agree that the relevant Protocol Documentation has not been provided, or that it is inaccurate or incomplete (as the case may be), or if the information provided by the Receiving Party is insufficient for the Disclosing Party to make such determination, the matter will be escalated (i) to the Program Management Contacts of each Party, and if not resolved by them within 30 days, the matter will be resolved in accordance with the governance rules set forth in Section 4.

3.3 SQL Technical Information. On request by Sun as described in section 3.1, Microsoft will provide to Sun, for the sole purpose of interoperating with Microsoft’s SQL Server products, documentation of any APIs or Communications Protocols implemented in Microsoft’s SQL Server 2000 (or successor versions) and, during the Delivery Term, are (i) used by any other Microsoft product to interoperate with Microsoft’s SQL Server products or (ii) made available to other ISVs for use in interoperating with Microsoft’s SQL Server products. For purposes of Sections 3, 4, 6, 7, 8 and 9 only, documentation provided under this paragraph shall be considered as Protocol Documentation.

3.4 Comments and Suggestions. Each Party invites comments and suggestions from the other Party on the Protocol Documentation and other items or information provided by such Party under this Agreement (“Comments and Suggestions”). If the Receiving Party voluntarily provides (in connection with correction assistance or otherwise) any comments or suggestions relating to the Disclosing Party’s Protocol Documentation or matters contained therein, the Disclosing Party may, in reference to its respective products and services, use, disclose or otherwise commercialize in any manner, any of those comments and suggestions without obligation or restriction based on intellectual property rights or otherwise.

3.5 Each Party will provide access to the other to any other licensing programs related to interoperability with the Party’s products and/or technology on the same terms and conditions as any other participants in such programs. In addition, the Parties will provide each other the opportunity to participate in early design preview, code release and similar programs relating to interoperability with each others products and/or technology, on the same terms and conditions as other participants in such programs.

4. GOVERNANCE

4.1 Senior Stakeholder Meetings and Program Management.

(a) Executive Sponsors. Within 15 days of the Effective Date, each Party will appoint one (1) person with the title of Vice President or higher as the executive sponsor responsible for overall technical cooperation with the other Party (each an “Executive Sponsor”) and will provide the contact information for that Executive Sponsor to the other Party. Each Party will have the right to replace its Executive Sponsor (provided the replacement is a person with the title of Vice President or higher) by providing written notice of such replacement to the other Party, such notice to include the contact information for the new Executive Sponsor. Unless agreed otherwise between the Executive Sponsors, the Executive Sponsors will meet at least quarterly (whether in person or via telephonic conference) to discuss and resolve any issues arising between the Parties and, to discuss the Parties’ technical cooperation and exchange of relevant information pursuant to this Agreement.

(b) Program Management Contacts. Within 30 days of the Effective Date, each Executive Sponsor will appoint one person to manage the relationship and activities contemplated by this Agreement for that Party (each a “Program Management Contact”) and will provide the contact information for that Program Management Contact to the other Executive Sponsor. Each Party will have the right to replace its Program Management Contact by providing written notice of such replacement to the other Party’s Executive Sponsor, such notice to include the contact information for the new Program Management Contact. Each Party’s Program Management Contact will be responsible for managing that Party’s operational obligations regarding deliverables under this Agreement and will be the day to day contact for the identification and resolution of issues between the Parties. The Program Management Contacts, will meet in person or via telephonic conference, as needed and, no less than once each month during the term of this Agreement, to discuss the status of operational activities under this Agreement.

(c) Executive Council. In addition to the respective Executive Sponsors, each Party will appoint up to three (3) additional senior executives to sit on an “Executive Council” which will meet together with the Executive Sponsors not less frequently than twice annually (whether in person or via telephonic conference), with the goal of maintaining and developing the working relationship between the Parties and to resolve any outstanding issues between the Parties. Each Party will have the right to change any or all of its Executive Council members upon written notice to the other Party.

(d) CEO and Executive Council Review. At least once annually there will be a meeting in person of the Executive Council members with the Chief Executive Officers of Sun and Microsoft. The purpose of this meeting will be to discuss overall adherence to this Agreement, address and help resolve any issues that may arise, discuss the Parties’ cooperation pursuant to this Agreement, and to exchange information considered relevant to the Parties’ other ongoing and potential areas of cooperation.

4.2 Resolution of Disputes, Disagreements, or Claims.

(a) Executive Discussion. The Parties will attempt to settle any dispute between them related to this Agreement in an amicable and expeditious manner. To this end, before either Party may invoke the arbitration procedure described in Section 4.2(b), the Parties must first attempt in good faith to settle the dispute as follows:

(i) If the Parties’ Program Management Contacts are unable to resolve a dispute related to this Agreement after good faith attempts to do so, either Party’s Program Management Contact may escalate such dispute by sending written notice (with notice via email being acceptable) to the Parties’ Executive Sponsors;

(ii) The Executive Sponsor of the Party contemplating arbitration must first provide a written description of the nature of the dispute, disagreement or claim in writing and provide this to the Executive Sponsor of the other Party. If the Executive Sponsors are unable to resolve the dispute within ten (10) days of receiving the written description above, either Executive Sponsor may immediately escalate the dispute to the members of the Executive Council by sending written notice (with notice via email being acceptable), including the written description of the nature of the dispute prepared by the Executive Sponsor as provided above. If the Executive Council members are unable to resolve the dispute within fifteen (15) business days of receiving the escalation notice, each Party’s Executive Council members will immediately escalate to the Parties’ respective Chief Executive Officers. The Chief Executive Officers of the Parties must then meet and confer in person to explore whether it is possible to resolve the dispute, disagreement, or claim without resort to arbitration. If this meeting fails to reach an agreement, the Parties must wait for a minimum of sixty (60) days and then have a final meeting of the Chief Executive Officers to attempt to reach an agreement; and

(iii) If this second meeting of Chief Executive Officers fails to reach agreement, then either Party may initiate an arbitration proceeding, provided that the Party initiating the arbitration must confine the basis for the claim to issues that were identified in the written document previously provided by the Executive Sponsor or otherwise provided in writing to the two Chief Executive Officers in advance of the first meeting between the two of them to seek to resolve these issues.

(b) Arbitration. Any dispute, disagreement or claim arising out of or relating in any way to this Agreement or the Parties’ obligations under this Agreement, including the breach, termination or validity thereof, which has not been resolved by the procedures set forth in Section 4.2(a) shall be resolved exclusively by binding confidential arbitration conducted in New York City in accordance with the CPR Rules for Non-Administered Arbitration in effect on the date of this Agreement, as well as the Federal Rules of Civil Procedure and Evidence, before a retired Federal judge agreed upon by the parties and if no agreement can be reached then as designated by the Chief Judge of the United States District Court for the Southern District of New York from among no more than two candidates proposed by each party; provided, however, that if one Party fails to participate in the procedures set forth in Section 4.2(a), the other Party can commence arbitration prior to the expiration of the time periods set forth in such Section 4.2(a). The parties shall keep confidential to the extent permitted by law the arbitration and its outcome.

(c) General. Except as specifically provided in Section 10.4, the procedures specified in Sections 4.2(a) and (b) will be the sole and exclusive procedures for the resolution of disputes, disagreements or claims between the Parties arising out of or relating to this Agreement; provided, however, that if any such dispute, disagreement or claim has not been resolved by the procedures set forth in Section 4.2(a), a Party may file a complaint to seek a preliminary injunction or other provisional judicial relief for the sole purpose of protecting its intellectual property rights, if in its sole judgment such action is necessary. In addition, if one Party fails to participate in the procedures set forth in Section 4.2(a), the other Party can commence such action prior to the expiration of the time periods set forth in such Section 4.2(a). The requirements of this Section 4.2 will not be deemed a waiver of any right of termination under this Agreement or to supersede or limit any rights set forth in Section 10.4.

5. ROYALTIES; RECORDKEEPING AND AUDITS

5.1 Royalties, Reporting, Payments, and Taxes.

(a) Royalties and payment terms for a Party’s Authorized Implementations will be set by the other Party at commercially reasonable terms and rates. Royalties for Sun products that include only implementations licensed under MCPP will be determined under Sun’s MCPP development and distribution agreement with Microsoft. To the extent that a Party offers protocol technologies under any other licensing program, now or in the future, royalties under this Agreement for the same usage will be the most favorable pricing available under such other licensing program.

(b) With Respect to each Party, individually, Royalties that accrue under this Agreement shall not exceed US$ 1,000,000,000 (“Royalty Cap”) in the aggregate. Notwithstanding the foregoing, such Royalty Cap as to each party shall apply only to:

(i) Authorized Implementations that are:

(A) A component of Server Software that provides significant services in addition to protocol based services/communications, and,

(B) Licensed alone or in conjunction with other products (including, but not limited to, hardware or software) or services,for a commercially reasonable fee that represents the fair value of the products and services provided.

and;

(ii) Royalties that accrue under an MCPP agreement.

For purposes of clarification, and without limitation, this Royalty Cap is personal to the Parties and notwithstanding any consent by the other Party per Section 10.7, any assignment or transfer, in whole or in part, of this Agreement shall exclude the Royalty Cap, and the assignor and any assignee or transferee shall be liable for all royalties accrued in any event under this Agreement and an MCPP Agreement, if applicable.

5.1(c) Recordkeeping and Audits For as long as a Party Distributes the other Party’s Authorized Implementations and for two (2) years after the later of (a) expiration or termination of the Term; or (b) the last calendar quarter in which a Party Distributes the other Party’s Authorized Implementations, such Party will maintain accurate and adequate books and records related to its compliance with this Agreement (collectively, “Audit Information”). Upon at least fourteen (14) days’ written notice, the Disclosing Party will provide access to Audit Information to a nationally recognized independent certified public accountant (“Auditor”) selected by the Receiving Party and approved by the Disclosing Party (such approval not to be unreasonably delayed or withheld); provided that (i) such access will be limited to those portions of the Audit Information necessary to verify the Disclosing Party’s compliance with this Agreement and (ii) the Auditor agrees to use reasonable and customary care to protect the confidentiality of Audit Information and not to unreasonably interfere with the Disclosing Party’s normal course of business. Audits will not be performed more than once every twelve (12) months, unless an audit discloses a Material Discrepancy, in which case audits may be conducted more often, until such time as an audit does not disclose a Material Discrepancy. The Disclosing Party will promptly pay the costs of any audit(s) that reveal a Material Discrepancy; otherwise, the Receiving Party will be responsible for the costs of audits and conducted under this Section 5.2. “Material Discrepancy” means, with respect to Royalties, the greater of five percent (5%) or Fifty Thousand United States Dollars (US$50,000) when compared to the amount that was reported during the period subject to such audit, and/or with respect to other terms of this Agreement, material non-compliance with any terms. If any audit reveals non-compliance with the terms of this Agreement, the Disclosing Party will take all commercially reasonable steps to correct that non-compliance and advise the Receiving Party of such steps as soon as practicable. The foregoing is in addition to any other remedies that may be available to the Receiving Party.

5.2 Pre-paid Royalties to Sun. On the 5th business day following the Effective Date, Microsoft will pay to Sun the amount of 350,000,000 US Dollars as a pre-paid nonrefundable royalty for Microsoft Authorized Implementations.

5.3 Sun Payment Information.

Account Information:

Account Name: [**]

Account Number: [**]

ABA Number: [**]

Swift Address: [**]

Bank Name: [**]

Contact Name: Bradley Vollmer

5.4 Taxes. Sun may for tax reporting purposes, treat that portion of the $350,000,000 corresponding to Microsoft’s ratio of foreign subsidiary revenue to worldwide revenue for the prior fiscal year as income from sources outside the US, and neither Party shall take any position inconsistent therewith.

[**] = information redacted pursuant to a confidential treatment request. Such omitted information has been filed separately with the Securities and Exchange Commission.

6. CONFIDENTIALITY

6.1 General.

(a) Microsoft has invested significant effort and expense in developing the Microsoft Licensed Protocols and Microsoft Protocol Documentation. The Microsoft Protocol Documentation, and all non-public information and know-how contained in or derived from the Microsoft Protocol Documentation (whether or not implemented in any Authorized Sun Implementation in source code form, any documentation or other materials, or otherwise) constitute “Confidential Information” of Microsoft. Sun has invested significant effort and expense in developing the Sun Licensed Protocols and Sun Protocol Documentation. The Sun Protocol Documentation, and all non-public information and know-how contained in or derived from the Sun Protocol Documentation (whether or not implemented in any Authorized Microsoft Implementation in source code form, any documentation or other materials, or otherwise) constitute “Confidential Information” of Sun.

(b) Each Party receiving Confidential Information of the other Party will: (a) subject to Section 6.3 and except as otherwise expressly authorized in Section 6.5 below, retain in confidence the Confidential Information of the Disclosing Party; (b) make no use of the Confidential Information of the Disclosing Party except as permitted under this Agreement; and (c) use reasonable efforts to protect Confidential Information of the Disclosing Party but at least as great as the precautions it takes to protect its own most sensitive and valuable confidential information from unauthorized use or disclosure, provided that in no event may such level of protection be less than is reasonably necessary to maintain the confidentiality of such Confidential Information.

(c) Except as otherwise set forth in Section 6.5(c), the Receiving Party may disclose Confidential Information of the Disclosing Party only to its employees and consultants, and only on a “need to know basis” and under a suitable written non-disclosure agreement that does not permit disclosure or use except as permitted under this Agreement. Notwithstanding the above, either Licensee may include information derived from the applicable Protocol Documentation of the Licensor within the Licensee’s confidential internal development product documentation for internal use only, as and when such Protocol Documentation is utilized by the applicable Licensee, so long as all such Protocol Documentation is always marked as confidential and proprietary information of the Licensor.

6.2 Specific Confidentiality Requirements. Without limiting the generality of the Receiving Party’s obligations under Section 6.1, the Receiving Party will comply with the following specific confidentiality requirements:

(a) Protocol Documentation. The Receiving Party will not circumvent or attempt to circumvent any technological mechanism (such as digital rights management technology or password protection) in place to restrict access to or limit copying of the other Party’s Protocol Documentation and that is included in or applied to such Protocol Documentation (“Copy Protection Mechanism”).

(b) Object Code. To maintain the confidentiality of the Confidential Information, any permitted Distribution under this Agreement of an Authorized Implementation in object code form to a Channel Entity under Section 2.1(ii)(b) (as the case may be) will include a prohibition on reverse engineering, decompilation or disassembly of any such Authorized Implementation unless expressly permitted by applicable law.

6.3 Exclusions. With respect to each Party, its “Confidential Information” does not include information which: (a) is or subsequently becomes publicly available without the Receiving Party’s breach of any obligation owed to the Disclosing Party under this Agreement, unless that information becomes publicly available in violation of any trade secret or other rights of, or any agreement involving, the Disclosing Party, and upon learning of such unauthorized disclosure, the Disclosing Party undertakes reasonable efforts to notify the Receiving Party and terminate or minimize the public availability of that information; (b) is or subsequently becomes known to the Receiving Party, without imposition of an obligation of confidentiality on the Receiving Party, from a source other than the Disclosing Party and that disclosure does not result from any breach of a confidentiality obligation owed with respect to that information; or (c) was independently developed by the Receiving Party without reference to any Confidential Information of the Disclosing Party in any form.

6.4 Subject to the Disclosing Party’s patents and copyrights, nothing in this Agreement is intended to preclude either party from using Residual Knowledge. The term “Residual Knowledge” means ideas, concepts, know-how or techniques related to the Disclosing Party’s technology that are retained by the unaided memories of the Receiving Party’s employees who have had access to the Disclosing Party’s Confidential Information consistent with the terms of this Agreement. An employee’s memory will be considered to be unaided if the employee has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it.

6.5 Permitted Disclosures.

(a) Each Party may disclose, subject to the prior written consent of the other Party, the fact that it has entered into this Agreement and the name(s) of the Communications Protocol(s) of the other Party that it implements as an Authorized Implementation.

(b) The Receiving Party may disclose Confidential Information in accordance with other judicial or other governmental order, provided the Receiving Party (a) gives the Disclosing Party reasonable notice prior to such disclosure to allow the Disclosing Party a reasonable opportunity to seek a protective order or equivalent, or (b) obtains written assurance from the applicable judicial or governmental entity affording the Confidential Information the highest level of protection afforded under applicable law or regulation, provided that in no event may such level of protection be less than is reasonably necessary to maintain the confidentiality of such Confidential Information.

(c) The Receiving Party’s right to disclose the source code of its Authorized Implementations to Authorized Entities per Section 2.1(iii) (as the case may be) is subject to the following conditions: (i) such Authorized Entity may disclose such source code to its employees and temporary personnel only on a “need to know basis” and under a suitable written non-disclosure agreement that does not permit disclosure or use except as permitted under this Agreement, (ii) such Authorized Entity must be under a signed written agreement making it subject to the provisions of Section 2.3 as if the Authorized Entity were the “Licensee” under that section, and (iii) if, per the terms of the Receiving Party’s required confidentiality agreement with an Authorized Entity: (A) such Authorized Entity is permitted any rights to modify any Authorized Implementation source code received by it, any such modifications and resulting derivative works made by the Authorized Entity will be treated as confidential and may not be further Distributed, and (B) such Authorized Entity is permitted to use independent contractors to assist in any such Authorized Implementation modification efforts, under an agreement consistent with the terms herein.

(d) Confidential Information disclosed under Sections 6.5(a)-(c) above remains Confidential Information under this Agreement.

(e) When a Party’s Authorized Implementation implements only Communications Protocols documented in Protocol Documentation that the other Party has published or expressly permitted publication of without any obligation of confidentiality, the confidentiality requirements of Section 2.1(iii)4, and of Sections 8.1 and 8.2, will not apply to the source code of such Authorized Implementation.

7. REPRESENTATIONS, WARRANTIES, AND DISCLAIMERS OF WARRANTY

7.1 Warranty. Each Party represents and warrants that (a) this Agreement is duly and validly executed and delivered by such Party and constitutes a legal and binding obligation of such Party, enforceable against such Party in accordance with its terms; (b) such Party has all necessary power and authority to execute and perform in accordance with this Agreement; and (c) such Party’s execution and performance of this Agreement does not conflict with or violate any provision of law, rule or regulation to which such Party is subject, or any agreement or other obligation applicable to such Party or binding upon its assets; and (d) its EULA and Channel Entity agreement licensing practices are and will remain substantially compliant with Exhibit B of this Agreement.

7.2 DISCLAIMERS. EACH OF MICROSOFT AND SUN IS PROVIDING ALL CONFIDENTIAL INFORMATION, AND ALL INTELLECTUAL PROPERTY LICENSED OR PROVIDED TO THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT “AS IS” AND WITH ALL FAULTS, WITHOUT ANY WARRANTY WHATSOEVER. EACH OF MICROSOFT AND SUN, ON BEHALF OF ITSELF AND ITS SUPPLIERS AND WITH RESPECT TO THE OTHER PARTY HERETO AND ALL OTHER PERSONS OF EVERY NATURE WHATSOEVER (INCLUDING BUT NOT LIMITED TO ALL DEVELOPERS, DISTRIBUTORS, RESELLERS, OEMs, END-USERS AND ANY OTHER CUSTOMERS OF SUCH OTHER PARTY) DISCLAIMS ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, AS TO ANY MATTER WHATSOEVER, INCLUDING THE, CONFIDENTIAL INFORMATION, ALL INTELLECTUAL PROPERTY IN EITHER OF THE FOREGOING, OR REGARDING THE USE OR INABILITY TO USE ANY OF THE FOREGOING. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND THAT ANY OF THE OTHER PARTY’S AUTHORIZED IMPLEMENTATIONS WILL NOT INFRINGE ANY INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY

8. EXCLUSION OF INCIDENTAL, CONSEQUENTIAL AND CERTAIN OTHER DAMAGES.

8.1 TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT WILL EITHER PARTY HERETO, OR ITS SUPPLIERS, BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES WHATSOEVER (INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOSS OF PROFITS OR OTHER INFORMATION, FOR BUSINESS INTERRUPTION, FOR PERSONAL INJURY, FOR LOSS OF PRIVACY, FOR FAILURE TO MEET ANY DUTY INCLUDING OF GOOD FAITH OR OF REASONABLE CARE, FOR NEGLIGENCE, AND FOR ANY OTHER PECUNIARY OR OTHER LOSS WHATSOEVER) ARISING OUT OF OR IN ANY WAY RELATED TO THE USE OF OR INABILITY TO USE ANY COMMUNICATIONS PROTOCOLS, PROTOCOL DOCUMENATION, OR OTHER TECHNOLOGY OR INTELLECTUAL PROPERTY PROVIDED OR LICENSED TO THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT, THE PROVISION OF OR FAILURE TO PROVIDE ANY COMMUNICATION OR DEVELOPMENT OR OTHER ASSISTANCE OR SERVICES, OR OTHERWISE UNDER OR IN CONNECTION WITH ANY PROVISION OF THIS AGREEMENT, EVEN IN THE EVENT OF THE FAULT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, BREACH OF CONTRACT OR BREACH OF WARRANTY

OF EITHER PARTY TO THIS AGREEMENT OR SUPPLIER THERETO, AND EVEN IF SUCH PARTY OR ANY SUPPLIER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS WILL BE APPLICABLE NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE.

8.2 THE TERMS OF SECTION 8.1 ABOVE DO NOT APPLY TO ANY BREACH OF SECTIONS 2.3, 6, AND/OR 10.7 OF THIS AGREEMENT, OR (B) ANY INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY LICENSED BY SUCH PARTY TO THE OTHER UNDER THIS AGREEMENT.

8.3 EXCLUDING ANY AND ALL DIRECT DAMAGES RESULTING FROM THE BREACH OF SECTION 5 ,AND ANY AUDIT FEES WHICH MAY BECOME DUE AND OWING AS PROVIDED FOR IN SECTION 5.1(c), THE LIABLE PARTY’S DIRECT DAMAGES UNDER THIS AGREEMENT SHALL BE LIMITED TO THE GREATER OF ROYALTIES PAID OR PAYABLE BY THE LIABLE PARTY UNDER THIS AGREEMENT OR FIVE HUNDRED THOUSAND DOLLARS ($500,000).

9. TERM & TERMINATION

9.1 Term. The term of this Agreement commences on the Effective Date and remains in effect until the date that is 10 years from the Effective Date, unless and until this Agreement is earlier terminated in accordance with Section 9.2 (“Term”). The Delivery Term within this Agreement shall be as set forth in Exhibit A.

9.2 Termination for Cause. Either Party may suspend performance of this entire Agreement and/or terminate this Agreement immediately upon written notice at any time, if the other Party is in material breach of any material warranty, term or covenant of this Agreement and fails to remedy that breach within 30 days after written notice thereof.

9.3 Effect of Expiration or Termination.

(a) Return of Protocol Documentation/Cessation of Distribution/Destruction of Authorized Implementations. Upon any termination of this Agreement, and except as provided in Section 9.3(b), each Party will immediately: (i) return to the other Party or destroy all copies of such other Party’s Protocol Documentation (including any portion thereof) in such Party’s possession or under its control; (ii) cease all further distribution (direct and indirect) of any Authorized Implementation(s), provided that each Party may retain a single archival copy of the Protocol Documentation provided by the other Party solely for use in defending against any claim relating to the Protocol Documentation.

(b) Survival.

(i) Expiration of Agreement (Without Termination). If this Agreement has not been earlier terminated, then the following will survive expiration of the full Term, subject to the express license scope and other terms and conditions set forth in this Agreement: (1) the rights granted by each Party to the other under Section 2.1 will survive; and (2) each Party may retain in its possession and continue to use the Protocol Documentation made available to it by the other Party solely to exercise such rights. For purposes of clarification, any new feature, or new functionality added to existing features or functionality, of an Authorized Implementation does not qualify as a bug fix or patch under this Section 9.3. In addition, Sections 2.3 (Condition), 2.4 (Reservation of Rights), 5 (Royalties), 6 (Confidentiality), 7 (Representations, Warranties, and Disclaimers of Warranty), 8 (Exclusion of Incidental, Consequential and Certain Other Damages), 10 (Miscellaneous) and this Section 9 (Term & Termination) shall survive expiration, along with the last sentence of Section 3.2(b) (regarding exclusions of liability and sole and exclusive remedies and liabilities). Channel Agreements and EULAs entered into by a Party and third party Channel Entities and End Users in accordance with this Agreement prior to its expiration will also survive expiration in accordance with their terms.

(ii) Termination. If this Agreement is terminated for breach by either Party, the sections listed in Section 9.3(b)(i) above as surviving expiration of this Agreement will also survive such termination. The audit provisions of Section 5.1(c) will also survive for a period of three (3) years following termination. Channel Agreements and EULAs entered into by the Parties and third party Channel Entities and End Users in accordance with this Agreement prior to its termination will also survive termination in accordance with their terms.

9.4 Remedies Not Exclusive. The rights and remedies set forth in this Section 9 are cumulative and are not exclusive of any rights or remedies available at law or in equity, subject only to the express dispute resolution provisions, waivers, disclaimers and limitations of liability set forth in this Agreement.

10. MISCELLANEOUS

10.1 No Partnership, Joint Venture or Franchise. Neither this Agreement, nor any terms or conditions contained herein, create a partnership, joint venture or agency relationship or grant a franchise as defined in the Washington Franchise Investment Protection Act, RCW 10.100, as amended, 16 CFR Section 436.2(a), or any other similar laws in other jurisdictions.

10.2 Export Laws and Regulations. Products and technical information of each Party are subject to U.S. export jurisdiction and other applicable national or international laws, and regulations, and that the licenses and deliveries of technical information and data contemplated herein may be prohibited by such laws and regulations. Each Party agrees to comply with all applicable international and national laws.

For additional information, see http://www.microsoft.com/exporting/.

10.3 Notices. All notices and requests in connection with this Agreement are deemed given on the day they are received either by messenger, delivery service, or in the United States of America mails, postage prepaid, certified or registered, return receipt requested, and addressed to Sun using the contact information indicated on the first page of this Agreement, to Microsoft using the contact information below, or to either party at such other address as the party to receive the notice or request so designates per this notice provision:

If to Sun:	If to Microsoft:
Sun Microsystems	Microsoft Corporation
Mailstop UMPK18-113	One Microsoft Way
18 Network Circle	Redmond, WA 98052-6399
Menlo Park, CA 94025	Attention: Platforms Business Management,
Attention: Michael Dillon	Communications Protocol Licensing Team
Phone: (425) 882-8080
Fax: (425) 706-7329
Copy to: Law & Corporate Affairs
Fax: (425) 706-7409

10.4 Injunctive and Equitable Relief. Each Party acknowledges and agrees that (a) monetary damages will not be a sufficient remedy for its breach of Sections 2.3 or 6, and (b) such breach will cause the other Party immediate, severe and irreparable injury. Each Party acknowledges that the other Party will be entitled in such circumstances, without waiving or prejudicing any other rights or remedies, to such injunctive or equitable relief as a court of competent jurisdiction may grant.

10.5 Governing Law. The laws of the State of New York, U.S.A. govern this Agreement.

10.6 Treatment of Agreement Terms. The Parties agree to keep the terms and provisions, but not the existence, of this Agreement confidential. Nothing in this provision, however, shall prohibit disclosure of this Agreement to the Parties’ attorneys or accountants or prohibit such disclosure as may be required by law or by regulatory inquiry, judicial process or order.

10.7 Assignment. This Agreement and any rights or obligations hereunder shall not be assignable by either Party either by contract or by operation of law. In addition to a direct assignment of any right or obligation hereunder, for purposes of this Agreement an assignment includes without limitation: (a) any change of ownership of beneficial interest in any corporation, partnership, trust, limited liability company or other entity where greater than a twenty percent (20%) interest is transferred in a single or a series of transactions; (b) a merger of a Party with a third party, whether or not the Party is the surviving entity, (c) the acquisition of more than twenty percent (20%) of any class of a Party’s voting stock by a third party; or (d) or the sale of more than fifty percent (50%) of either Party’s assets.

10.8 Force Majeure. Except for the obligations to make payments hereunder, each Party shall be relieved of the obligations hereunder to the extent that performance is delayed or prevented by any cause beyond its reasonable control, including without limitation, acts of God, public enemies, war, terrorism, civil disorder, fire, flood, explosion, failure of communication facilities, labor disputes or strikes or any acts or orders of any governmental authority.

10.9 Severability; Construction. If any provision of this Agreement except Sections 2.3, 6 or 10.7 shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect. If a court of competent jurisdiction finds Sections 2.3, 6, or 10.7 or any portion thereof to be illegal, invalid or unenforceable, this Agreement is null and void. This Agreement has been negotiated by the Parties and their respective counsel and shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party.

10.10 Entire Agreement. This Agreement does not constitute an offer by either Party and is not effective unless and until this Agreement is signed by duly authorized representatives of both parties. This Agreement may be executed in counterparts, each of which will be an original and all of which together will constitute one and the same instrument. This Agreement (including its Exhibits) constitutes the entire agreement between the parties with respect to its subject matter and merges all prior and contemporaneous communications on such subject matter. No modifications of this Agreement are effective unless contained in a subsequent written agreement that expressly references this Agreement and its intent to modify its terms, and is signed by duly authorized representatives of Sun and Microsoft.

—Remainder of Page Intentionally Left Blank, Signature Page Follows —

IN WITNESS WHEREOF, the parties, through their duly authorized representatives, have entered into this Agreement, to be effective on the Effective Date.

MICROSOFT CORPORATION		SUN MICROSYSTEMS, INC.

By	/s/ STEVEN A. BALLMER	By	/s/ MARK E. TOLLIVER
	Steven A. Ballmer		Mark E. Tolliver
Name	(print)	Name	(print)
Title	Chief Executive Officer	Title	Executive Vice President
Date	April 1, 2004	Date	April 1, 2004

SUN MICROSYSTEMS INTERNATIONAL B.V.

		By	/s/ VINCENT S. GRELLI
Vincent S. Grelli
		Name	(print)
		Title	Director
		Date	April 1, 2004

SUN MICROSYSTEMS TECHNOLOGY LTD.

		By	/s/ VINCENT S. GRELLI
Vincent S. Grelli
		Name	(print)
		Title	President
		Date	April 1, 2004

[Signature page to Technical Collaboration Agreement]

Exhibit A

Other Definitions

“Authorized Entity” means an OEM, governmental entity, distributor, enterprise customer, or other similar entity to which a Party discloses the source code for its product, under the terms of a license agreement including conditions of confidentiality.

“Authorized Implementation” means an Authorized Microsoft Implementation or an Authorized Sun Implementation, individually or collectively as the context may require.

“Authorized OEM Sublicense” means a sublicense that permits an Original Equipment Manufacturer (“OEM”) to make modifications and derivatives thereof to a product that contains Authorized Implementations and Distribute products that contain Authorized Implementations to End Users in object code form. The Party whose Authorized Implementation is contained in the product Distributed by the OEM shall pay royalties in accordance with this Agreement as though that Party had Distributed the product itself, unless the OEM has entered into a separate agreement with the other Party to license that Party’s protocol technology directly .

“Authorized Microsoft Implementation(s)” means those portions of individual copies of software, including copies, modifications and derivatives thereof, developed by or for Microsoft that (i) are Server Software or a component thereof, and (ii) implement Sun Licensed Protocols solely to enable the Microsoft Server Software to interoperate with the implementation of those Sun Licensed Protocols in any Native Sun or Server OS or Client OS Product Software product or, in the same manner, with any other Compatible Software Product.

“Authorized Microsoft SKU” means a SKU of a Microsoft-branded Software Product or Embedded Product.

“Authorized SKU” means an Authorized Microsoft SKU or an Authorized Sun SKU, individually or collectively as the context may require.

“Authorized Sun Implementation(s)” means those portion(s) of individual copies of software developed by or for Sun that (i) are Server Software or a component thereof, and (ii) implement Microsoft Licensed Protocols solely to enable the Sun Server Software to interoperate with the implementation of those Microsoft Licensed Protocols in any Native Windows Server OS or Client OS Product or, in the same manner, with any other Compatible Software Product.

“Channel Entity” means any distributor, value-added reseller or other distribution channel entity that a Party authorizes, directly or indirectly, to Distribute an Authorized Implementation or Authorized SKU to End Users in accordance with the terms of this Agreement.

“Communications Protocol(s)” means the set of rules for information exchange to accomplish predefined tasks between two software products running on different computers connected via a network, including, but not limited to, a local area network, a wide area network or the Internet. These rules govern the format, semantics, timing, sequencing, and error control of messages exchanged over a network.

“Compatible Software Product” means, with reference to a given set of Licensed Protocols, any software product capable of interoperating, using the same Licensed Protocols, with a Server Software product of the Party that licensed such Licensed Protocols under this Agreement, without the addition of any software code to such Server Software product.

“Channel Agreement” means an agreement between a Party and a Channel Entity, or between two Channel Entities,

“Confidential Information” has the meaning set forth in Section 6.1.

“Delivery Term” commences on the Effective Date and remains in effect until the date that is 7 years from the Effective Date, unless and until this Agreement is earlier terminated in accordance with Section 9.2.

“Distribute” or “Distribution” means licensing, distributing, providing online access to, importing or otherwise making available in any manner to a third party, or to the applicable Party’s own employees for Internal Deployment.

“Disclosing Party” means a Party whom makes its Authorized Implementations, Licensed Intellectual Property, Protocol Documentation, or other Confidential Information available to the other Party.

“End User” means a third party customer to which a copy of or access to a product or service is Distributed or otherwise provided for that customer’s use, including Internal Deployment, and not for sublicense or further distribution.

“EULA” means an End User license agreement.

“Internal Deployment” means making available for use internally for general business practices, but not for development purposes.

“Licensed Intellectual Property” means the Microsoft Licensed Intellectual Property or Sun Licensed Intellectual Property, individually or collectively as the context may require.

“MCPP” means the Microsoft Communications Protocol Program.

“Microsoft Licensed Intellectual Property” means the following intellectual property in the Microsoft Licensed Protocols or Microsoft Protocol Documentation that Microsoft owns or has the right to sublicense without a fee: (a) trade secrets and confidential information embodied in the Microsoft Licensed Protocols and disclosed by the Microsoft Protocol Documentation; (b) copyrights in the Microsoft Protocol Documentation; and (c) the Microsoft Necessary Claims, but solely to the extent the Microsoft Documentation is implemented in a Sun Authorized Implementation. “Microsoft Necessary Claims” means claims of a patent or patent application that are necessarily infringed by implementing the Microsoft Protocol Documentation. The foregoing clause (c) does not include any claims (1) to any underlying or enabling technology that may be used or needed to make or use a system or product or portion thereof that implements one or more Microsoft Licensed Protocols, or (2) to any implementation of other Microsoft Protocol Documentation, specifications or technologies that are merely referred to in the body of the Microsoft Protocol Documentation; however, these exclusions do not affect the right granted to Sun to implement the relevant Microsoft Licensed Protocol interface(s) themselves as provided in this Agreement.

“Native” means, as to the applicable product, software that is distributed by Microsoft or Sun, as the case may be, under the applicable EULA for such product and is intended for use as part of such product, without the addition of other software code.

“Natively” means the communications that occur between two different software products (e.g., between a Windows Client OS Product and a Windows Server OS Product or between a Sun Client OS Product and a Sun Server OS Product) without the addition of other software code (other than Service Packs or other Updates) to either product.

“Receiving Party” means a Party that receives the other Party’s Authorized Implementations, Licensed Intellectual Property, Protocol Documentation, or other Confidential Information.

“Server Software” means software that is designed, marketed and licensed as server software to provide computing or data services concurrently to software programs running on multiple other computers, and running on a machine configured so that its primary purpose is to provide such services concurrently to multiple other computers.

“Service Pack” means updates that a Party makes commercially available as a “service pack” or similar aggregated set of bug fixes and updates to such Party’s product under the applicable end user license agreement for such product.

“Software Product(s)” means SKU(s) that include one or more Authorized Implementations and are not Embedded Products.

“Sun Client OS Product” means Native SPARC and x86 based versions of Solaris 8, Solaris 9 and Solaris 10 and their successors, any Sun email or collaboration client software product, and any Sun desktop or workstation software product that includes an implementation of a Microsoft Licensed Protocol for use on SPARC or x86-based personal computers, including all Service Packs and other Updates of those products. “Sun Client OS Products” do not include Sun-developed operating systems designed for use with non-PC devices such as gaming consoles, television set-top boxes, mobile telephones, or personal digital assistants.

“Sun Licensed Intellectual Property” means the following intellectual property in the Sun Licensed Protocols or Sun Protocol Documentation that Sun owns or has the right to sublicense without a fee: (a) trade secrets and confidential information embodied in the Sun Licensed Protocols and disclosed by the Sun Protocol Documentation; (b) copyrights in the Sun Protocol Documentation; and (c) the Sun Necessary Claims, but solely to the extent the Sun Documentation is implemented in a Sun Authorized Implementation. “Sun Necessary Claims” means claims of a patent or patent application that are necessarily infringed by implementing the Sun Protocol Documentation. The foregoing clause (c) does not include any claims (1) to any underlying or enabling technology that may be used or needed to make or use a system or product or portion thereof that implements one or more Sun Licensed Protocols, or (2) to any implementation of other Sun Protocol Documentation, specifications or technologies that are merely referred to in the body of the Sun Protocol Documentation; however, these exclusions do not affect the rights granted to Microsoft to implement the relevant Sun Licensed Protocol interface(s) themselves as provided in this Agreement.

“Sun Server OS Product” means the Native SPARC and x86 versions of Solaris 8, Solaris 9, Solaris 10, and Java Enterprise System, and their successors, any Sun directory, identity, authentication, email or collaboration Server Software product, and any other Sun software product that includes an implementation of a Sun Licensed Protocol, and any Updates and Service Packs for such products.

“Update” means any generally applicable bug fix or modification to, or updated component for, a software product, that the applicable Party develops and makes generally commercially available, under the applicable EULA for such product.

“Windows Client OS Product” means Native Windows 2000 Professional, Windows XP Professional or Windows XP Home and their successors for use on x86-based personal computers, including all Service Packs and other Updates of those products,. “Windows Client OS Products” do not include Windows XP Embedded or its successors, Windows CE or its successors, or any other operating system designed for use with non-PC devices such as gaming consoles, television set-top boxes, mobile telephones, or personal digital assistants.

“Windows Server OS Product” means Native Windows 2000 Server and Windows Server 2003, and their successors, including all Service Packs and other Updates of such product.

Exhibit B

EULA and Channel Agreement Terms

A. EULA Licensing Practces

1. A EULA must :

(a) Constitute legally binding agreement(s) between the End User and Licensee under applicable law (e.g., in some jurisdictions, by (i) ensuring that the End User has the opportunity to review the EULA terms in full and (ii) clearly identifying a specific and affirmative method of End User acceptance of the EULA terms and ensuring that the End User accepts the EULA terms by that method, prior to any use or installation of the Authorized Licensee Implementation by the End User);

(b) Make the End User’s rights to use the Authorized Licensee Implementation conditional on the End User’s compliance with the EULA terms;

(c) Prohibit reverse engineering, decompiling or disassembling the Authorized Licensee Implementation except as otherwise specifically permitted by applicable law; and

(d) Specify that the Authorized Licensee Implementation is licensed, not sold, and that except as expressly granted under the EULA, all rights in the Authorized Licensee Implementation are reserved.

In addition to the requirements above, at EULA for an Evaluation Version must also:

(e) Authorize use of the Authorized Licensee Implementation(s) only for testing and evaluation purposes for no more than 180 days for any pre-release versions of an Authorized Licensee Implementation, or 120 days for any evaluation versions of a Commercially Released Authorized Licensee Implementation; and

(f) Contain a prominent acknowledgment that the applicable time limitation is technologically enforced by a disabling feature and that, after the authorized testing and evaluation period, the End User will not be able to access or use the functionality of the Authorized Licensee Implementation(s).

“Evaluation Version” means a copy of an Authorized Licensee Implementation that Licensee licenses only for testing and evaluation purposes for the relevant limited time period under the foregoing (e), and that technologically enforces such time limitation as described in the foregoing (f).

2. A EULA must NOT:

(a) Allow the End User to modify or make derivatives of the Authorized Licensee Implementation;

(b) Make or purport to make any representation or warranty (whether express, implied or statutory), on behalf of Microsoft, or create or purport to create any support or other obligations on the part of Microsoft, with respect to the Authorized Licensee Implementation or otherwise;

(c) Allow any recovery of damages by the End User directly from Microsoft under any theory of liability for any matter related to the Authorized Licensee Implementation or EULA; or

(d) State or suggest that Microsoft is responsible for, or had any part in, selecting and providing the Authorized Licensee Implementation provided under the EULA.

B. A Channel Agreements

For purposes of this section B, “Granting Party” means Licensee or the Channel Entity granting distribution rights to another Channel Entity under the Channel Agreement, and “Receiving Party” means the Channel Entity receiving distribution rights under the Channel Agreement.

1. A Channel Agreement, must:

(a) Require that any Distribution of Authorized Licensee Implementation(s) by a Receiving Party to another Receiving Party only be under a binding channel agreement between them;

(b) Require that any Distribution of Authorized Licensee Implementation(s) to an End User only be under a binding EULA and under a Licensee Brand;

(c) Prohibit reverse engineering, decompiling or disassembling the Authorized Licensee Implementation(s) except as otherwise specifically permitted by applicable law; and

(d) Be consistent with the terms and conditions of this Agreement (including, without limitation, Section 10.3(a)).

2. A channel agreement must NOT:

(a) Distribute or allow the Distribution of any Authorized Licensee Implementation(s) under any license that requires that other software combined or distributed with software subject to that license: (i) be disclosed or distributed in source code form; (ii) be licensed for purposes of making derivative works; or (iii) be redistributable without payment of Royalties to Microsoft under this Agreement;

(b) Grant a Receiving Party, or permit the Receiving Party to grant any End User, any title or ownership in any Authorized Licensee Implementation;

(c) Make or purport to make any representation or warranty (whether express, implied or statutory), on behalf of Microsoft, or create or purport to create any support or other obligations on the part of Microsoft, with respect to the Authorized Licensee Implementation or otherwise;

(d) Allow any recovery of damages by the Receiving Party directly from Microsoft under any theory of liability for any matter related to the Authorized Licensee Implementation(s) or Channel Agreement; or

(e) State or suggest that Microsoft is responsible for, or had any part in, selecting and providing Authorized Licensee Implementation(s) provided under the Channel Agreement.